Exhibit 99.1

CONTACT:	John Hyre, Investor Relations Commercial Vehicle Group, Inc. (614) 289-5157
FOR IMMEDIATE RELEASE
COMMERCIAL VEHICLE GROUP ANNOUNCES NEW SENIOR CREDIT FACILITY
NEW ALBANY, OHIO, January 8, 2009 — Commercial Vehicle Group, Inc. (Nasdaq: CVGI) today announced it has entered into an asset based Loan and Security Agreement (the “Credit Facility” or “ABL”) with Bank of America, N.A. for $47.5 million. The Credit Facility is due January 2012 and bears interest at LIBOR or Prime plus an applicable margin. The Company has paid in full its borrowings under its previous senior credit agreement with borrowings under the Credit Facility and will utilize the new Credit Facility for ongoing operating and working capital requirements.
“Successfully completing a new financing arrangement in today’s economic and credit environment speaks to our financial flexibility and positive outlook for the future,” stated Chad M. Utrup, chief financial officer of Commercial Vehicle Group. “The new ABL structure provides relief from recent covenant compliance pressures under our previous senior credit agreement while at the same time keeps our ongoing interest costs relatively unchanged,” added Mr. Utrup.
The Credit Facility contains certain compliance requirements including minimum operating performance targets and capital expenditure limitations during the first year of the agreement and a fixed charge coverage ratio after year one of the agreement.
The Company paid approximately $2.0 million in one-time financing fees and related expenses for the Credit Facility and expects to amortize substantially all of this cost over the three year life of the agreement. In addition, the Company estimates it will incur a one-time non-cash charge of approximately $0.8 million related to the unamortized portion of its previous senior credit agreement which was scheduled to expire in 2010. The Company’s existing $150.0 million 8.0% senior notes due in 2013 will not be affected by the new ABL structure.
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About Commercial Vehicle Group, Inc.
Commercial Vehicle Group is a leading supplier of fully integrated system solutions for the global commercial vehicle market, including the heavy-duty truck market, the construction and agriculture market and the specialty and military transportation markets. The Company’s products include suspension seat systems, interior trim systems, such as instrument and door panels, headliners, cabinetry, molded products and floor systems, cab structures and components, mirrors, wiper systems, electronic wiring harness assemblies and controls and switches specifically designed for applications in commercial vehicle cabs. The Company is headquartered in New Albany, OH with operations throughout North America, Europe and Asia. Information about the Company and its products is available on the internet at www.cvgrp.com.
Forward-Looking Statements
This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. In particular, this press release may contain forward-looking statements about Company estimates for future periods with respect to use of proceeds, interest costs, financial covenants or other financial information. These statements are based on certain assumptions that the Company has made in light its experience in the industry as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) the Company’s ability to develop or successfully introduce new products; (ii) risks associated with conducting business in foreign countries and currencies; (iii) general economic or business conditions affecting the markets in which the Company serves; (iv) increased competition in the heavy-duty truck market; (v) the Company’s failure to complete or successfully integrate additional strategic acquisitions; (vi) the impact of changes in governmental regulations on the Company’s customers or on its business; (vii) the loss of business from a major customer or the discontinuation of particular commercial vehicle platforms; (viii) and various other risks as outlined under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.
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